Exhibit 99.2

November 16, 2005

Tetra Tech Selects Dan Batrack

to Succeed Li-San Hwang as CEO

Pasadena, California.  Tetra Tech, Inc.’s (NASDAQ:  TTEK) Chairman, Li-San Hwang, announced today that he will retire as Chief Executive Officer (CEO), effective immediately, and remain Chairman of the Board until the 2006 Annual Meeting of Stockholders.  The Board of Directors has unanimously elected Dan Batrack, the Company’s Executive Vice President and Chief Operating Officer (COO), to succeed Dr. Hwang as CEO.  Mr. Batrack will also maintain the position of COO and has been elected to the Board of Directors.

“After a thorough and professional selection process, comparing both internal and external candidates against our criteria for CEO, I am pleased to announce the selection of Dan Batrack as the Company’s next CEO,” said Dr. Hwang.  “Tetra Tech is fortunate to have among its executives an individual of Dan Batrack’s caliber — someone who has proven business acumen and a deep knowledge of Tetra Tech’s business and strategy, and who embodies the Company’s values.  Dan’s 25 years at Tetra Tech and outstanding performance as COO make him an ideal candidate and logical successor.  I am pleased with the management team’s progress and teamwork this past year, and I feel that I can now retire with the confidence that Tetra Tech will continue to reach new levels of financial and technical success.”

To facilitate a smooth transition, Dr. Hwang will remain Chairman of the Board until the Annual Meeting of Stockholders on March 6, 2006.  Al Smith will continue as the Company’s Vice Chairman, Sam Box will continue as President, David King will continue as Chief Financial Officer, and the rest of the management team will continue in their current roles.

Commenting on his appointment and the leadership transition, Mr. Batrack said, “Li-San has been my life and business mentor throughout my entire career.  My deep respect for the lessons he taught me will guide my vision for Tetra Tech’s future.  I look forward to continuing my work with Sam and the rest of the management team, and I will lead the short-term focus on margin improvement and long-term focus on growth.  We are on track to complete our exit from higher risk businesses and contracts before January and have all of the makings for a solid FY’06.”

Dr. Hwang has led a distinguished career of nearly 40 years at Tetra Tech.  After coming to the United States from China, he received his PhD from the California Institute of Technology, and soon became one of the world’s leading experts in tsunamis and large wave science.  He founded the Water Management Group within Tetra Tech and then led its buyback from Honeywell in 1988, taking Tetra Tech public in 1991.  Since then, the Company has grown by more than 25 times, and now employs more than 7,000 people.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With more than 7,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACT: Mike Bieber, (626) 351-4664

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.